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EXHIBIT D-7

                                                                       7590-01-P

                            UNITED STATE OF AMERICA

                         NUCLEAR REGULATORY COMMISSION


In the Matter of                        )
                                        )
VERMONT YANKEE NUCLEAR POWER            )    Docket No. 50-271
 CORPORATION                            )
                                        )
(Vermont Yankee Nuclear Power Station   )



          ORDER APPROVING TRANSFER OF LICENSE AND CONFORMING AMENDMENT

                                       I.

     Vermont Yankee Nuclear Power Corporation (VYNPC or the licensee) is the holder of Facility Operating License No. DPR-28, which authorizes the operation of Vermont Yankee Nuclear Power Station (Vermont Yankee or the facility) at steady-state power levels not in excess of 1,593 megawatts thermal. The facility is located at the licensee's site in the Town of Vernon, Windham County, Vermont. The license authorizes VYNPC to possess, use, and operate the facility.

                                      II.

     Under cover of a letter dated October 5, 2001, Entergy Nuclear Vermont Yankee, LLC (Entergy Nuclear VY), Entergy Nuclear Operations, Inc. (ENO), and VYNPC jointly submitted an application requesting approval of the transfer of Facility Operating License No. DPR-28 for Vermont Yankee from VYNPC to Entergy Nuclear VY and ENO. The licensee, Entergy Nuclear VY, and ENO also jointly requested approval of a conforming amendment to reflect the transfer. The application was supplemented by submittals dated November 7 and 8, 2001, and January 23 and April 30, 2002, collectively referred to as the "application" herein unless otherwise indicated.


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     Entergy Nuclear VY, a Delaware limited liability company, is an indirect wholly owned subsidiary of Entergy Corporation and an indirect wholly owned subsidiary of Entergy Nuclear Holding Company $3. ENO, a Delaware corporation, is an indirect wholly owned subsidiary of Entergy Corporation and a direct wholly owned subsidiary of Entergy Nuclear Holding Company #2. According to the application, Entergy Nuclear VY will assume title to the facility, while ENO will operate and maintain Vermont Yankee. The conforming license amendment would remove references to VYNPC from the license and add references to Entergy Nuclear VY and ENO, as appropriate, and make other administrative changes to reflect the proposed transfer.

     VYNPC, Entergy Nuclear VY, and ENO requested approval of the transfer of the license and a conforming license amendment pursuant to 10 CFR 50.80 and
50.90. Notice of the requests for approval and an opportunity to request a hearing or submit written comments was published in the FEDERAL REGISTER on December 7, 2001 (55 FR 63566). The Commission received no requests for hearing or written comments.

     Under 10 CFR 50.80, no license, or any right thereunder, shall be transferred, directly or indirectly, through transfer of control of the license, unless the Commission shall give its consent in writing. After reviewing the information submitted in the application and other information before the Commission, and relying upon the representations and agreements contained in the application, the Nuclear Regulatory Commission (NRC) staff has determined that Entergy Nuclear VY and ENO are qualified to be the holders of the license to the extent proposed in the application, and that the transfer of the license to Entergy Nuclear VY and ENO is otherwise consistent with applicable provisions of law, regulations, and orders issued by the Commission, subject to the conditions set forth below. The NRC staff has further found that the application for the proposed license amendment complies with the standards and requirements of the Atomic Energy Act of 1954, as amended (the Act), and the Commission's rules and regulations set forth in 10 CFR Chapter I; the facility will operate in conformity with the


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application, the provisions of the Act, and the rules and regulations of the
Commission; there is reasonable assurance that the activities authorized by the proposed license amendment can be conducted without endangering the health and safety of the public and that such activities will be conducted in compliance with the Commission's regulations; the issuance of the proposed license amendment will not be inimical to the common defense and security or the health and safety of the public; and the issuance of the proposed license amendment will be in accordance with 10 CFR part 51 of the Commission's regulations and all applicable requirements have been satisfied. The findings set forth above are supported by the staff's safety evaluation dated May 17, 2002.


                                      III.

     Accordingly, pursuant to Sections 161b, 161i, and 184 of the Atomic Energy Act of 1954, as amended, 42 U.S.C. 2201(b), 2201(i), and 2234; and 10 CFR 50.80,
IT IS HEREBY ORDERED that the transfer of the license as described herein to Entergy Nuclear VY and ENO is approved, subject to the following conditions:

     (1) Before the completion of the sale of Vermont Yankee, Entergy Nuclear VY and ENO shall provide the Director of the Office of Nuclear Reactor Regulation satisfactory documentary evidence that Entergy Nuclear
          VY and ENO have obtained the appropriate amount of insurance required of licensees under 10 CFR Part 140 of the Commission's regulations.

     (2) On the closing date of the transfer of Vermont Yankee, Entergy Nuclear VY shall obtain from VYNPC all of the accumulated decommissioning trust funds for the facility, and ensure the deposit of such funds into a decommissioning trust for Vermont Yankee established by Entergy Nuclear VY. If the amount of such funds does not meet or exceed the minimum amount required for the facility


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pursuant to 10 CFR 50.75, Entergy Nuclear VY shall at such time deposit additional funds into the trust and/or obtain a parent company guarantee (to be updated annually and/or obtain a surety pursuant to 10 CFR 50.75(a)(1)(iii) in a form acceptable to the NRC and in an amount or amounts which, when combined with the decommissioning trust funds for the facility that have been obtained and deposited as required above, equals or exceeds the total amount required for the facility pursuant to 10 CFR 50.75. To the extent Entergy Nuclear VY will obtain a parent company guarantee and/or surety to comply with the requirements of this Order, specific documentation of (a) the form of the guarantee and/or surety, and (b) the satisfaction of applicable financial tests and requirements for such guarantee and/or surety under NRC regulations shall be provided to the Director of the Office of Nuclear Reactor Regulation no later than 30 days prior to the closing of the transfer of the facility. The decommissioning trust, and surety if utilized, shall be subject to or be consistent with the following requirements, as applicable:

a.   Decommissioning Trust

     (i) The decommissioning trust agreement must be in a form acceptable to the NRC.

     (ii) With respect to the decommissioning trust funds, investments in the securities or other obligations of Entergy Corporation and its affiliates, successors, or assigns shall be prohibited. In addition, except for investments tied to market indexes or other non-nuclear-sector mutual funds, investments in any entity owning one or more nuclear power plants are prohibited.


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          (iii)   The decommissioning trust agreement must provide that no
                  disbursements or payments from the trust, other than for ordinary administrative expenses, shall be made by the trustee until the trustee has first given the NRC 30 days prior written notice of payment. The decommissioning trust agreement shall further contain a provision that no disbursements or payments from the trust shall be made if the trustee receives prior written notice of objection from the Director of the Office of Nuclear Reactor Regulation.

          (iv) The decommissioning trust agreement must provide that the agreement cannot be amended in any material respect without 30 days prior written notification to the Director of the Office of Nuclear Reactor Regulation.

          (v) The appropriate section of the decommissioning trust agreement shall state that the trustee, investment advisor, or anyone else directing the investments made in the trust shall adhere to a "prudent investor" standard, as specified in 18 CFR 35.32(a)(3) of the Federal Energy Regulatory Commission's regulations.

     b.   Surety

          (i) The surety agreement must be in a form acceptable to the NRC and be in accordance with all applicable NRC regulations.

          (ii) The surety company providing any surety obtained to comply with this Order shall be one of those listed by the U.S. Department of the Treasury in the most recent edition of CIRCULAR 570 and shall have a coverage limit sufficient to cover the amount of the surety.


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          (iii)  Entergy Nuclear VY shall establish a standby trust to receive funds from the surety, if a surety is obtained, in the event that Entergy Nuclear VY defaults on its funding obligations for the decommissioning of Vermont Yankee. The standby trust agreement must be in a form acceptable to the NRC, and shall conform with all conditions otherwise applicable to the decommissioning trust agreement.

          (iv) The surety agreement must provide that the agreement cannot be amended in any material respect, or terminated, without 30 days prior written notification to the Director of the Office of Nuclear Reactor Regulation.

(3) Entergy Nuclear VY shall take all necessary steps to ensure that the decommissioning trust is maintained in accordance with the application and the requirements of this Order, and consistent with the safety evaluation supporting this Order.

(4) Entergy Nuclear VY and ENO shall take no action to cause Entergy Global Investments, Inc., or Entergy International Holdings Ltd. LLC, or their parent companies to void, cancel, or modify the lines of credit to provide funding for Vermont Yankee as represented in the application without prior written consent of the Director of the Office of Nuclear Reactor Regulation.

(5) After receipt of all required regulatory approvals of the transfer of Vermont Yankee, Entergy Nuclear VY, ENO, and VYNPC shall inform the Director of the Office of Nuclear Reactor Regulation in writing of such receipt within 5 business days, and of the closing date of the sale and transfer of Vermont Yankee no later than 7 business days prior to the date of closing. If the transfer of the


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        license is not completed by May 30, 2003, this Order shall become null and void, provided, however, on written application and for good cause shown, this date may, in writing, be extended.

     IT IS FURTHER ORDERED that, consistent with 10 CFR 2.1315(b), a license amendment that makes changes, as indicated in Enclosure 2 to the cover letter forwarding this Order, to conform the license to reflect the subject license transfer is approved. The amendment shall be issued and made effective at the time the proposed license transfer is completed.

     This Order is effective upon issuance.

     For further details with respect to this Order, see the initial application dated October 5, 2001, supplemental letters dated November 7 and 8, 2001, and January 23 and April 30, 2002, and the safety evaluation dated May 17, 2002, which are available for public inspection at the Commission's Public Document Room, located at One White Flint North, 11555 Rockville Pike (first floor), Rockville, Maryland and accessible electronically through ADAMS Public Electronic Reading Room link at the NRC Web site (http://www.nrc.gov).

     Dated at Rockville, Maryland, this 17th day of May 2002.

                                           FOR THE NUCLEAR REGULATORY COMMISSION


                                           /s/ Samuel J. Collins
                                           -------------------------------------
                                           Samuel J. Collins, Director
                                           Office of Nuclear Reactor Regulation



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